Exhibit 99.1

RR DONNELLEY REPORTS FIRST QUARTER 2017 RESULTS

Chicago, May 2, 2017 – R.R. Donnelley & Sons Company (NYSE: RRD) (“RRD”) today reported financial results for the first quarter 2017. Unless otherwise noted, today’s results represent RRD following the October 1, 2016 spinoffs of LSC Communications, Inc. (“LSC”) and Donnelley Financial Solutions, Inc. (“Donnelley Financial”) which are presented as discontinued operations for periods prior to October 1, 2016. Further, all references to the number of shares and per share amounts have been retroactively adjusted to give effect to the one-for-three reverse stock split which took place October 1, 2016 immediately following the spinoffs.

Key financial highlights include:

	Q1 2017	Q1 2016	% Change
Net sales	$1.68 billion	$1.65 billion	1.9%
Income from operations	$47.4 million	$57.6 million	(17.7%)
Net earnings (loss) attributable to common stockholders - continuing operations	$(50.1) million	$3.6 million	nm
Diluted earnings (loss) per share	$(0.71)	$0.05	nm
Income from operations - Non-GAAP(1)	$58.6 million	$51.2 million	14.5%
Net earnings (loss) attributable to common stockholders - continuing operations - Non-GAAP(1)	$10.0 million	$(1.1) million	nm
Diluted earnings (loss) per share - Non-GAAP(1)	$0.14	$(0.02)	nm
(1)

Non-GAAP income from operations, net earnings (loss) attributable to common stockholders - continuing operations and diluted earnings per share exclude restructuring, impairment, spin-off related expenses, acquisition related expenses, gain on disposal of businesses, net loss on investments and other charges, as applicable.  See page 9 for a complete listing of items excluded and a reconciliation of GAAP income from operations, net earnings (loss) attributable to common stockholders - continuing operations and diluted earnings (loss) per share to non-GAAP income from operations, net earnings (loss) attributable to common stockholders - continuing operations and diluted earnings (loss) per share.

“Our first quarter financial performance represented a solid start to the year as we grew both our net sales and non-GAAP income from operations for the third consecutive quarter,” said Dan Knotts, RRD’s President and Chief Executive Officer. “In addition, we exceeded our expectations for operating cash flow in the quarter from achieving planned improvements in working capital initiatives earlier than expected, and we reduced our debt outstanding during the quarter. With the spinoffs behind us, we are focused on growing our business, and I am pleased to report that we remain on track to deliver against our previous net sales and income from operations guidance for 2017, and are raising our full year non-GAAP diluted earnings per share and operating cash flow guidance due to lower expected taxes.”

First Quarter 2017 Highlights

Net sales in the quarter were $1.68 billion, up $30.7 million or 1.9% from the first quarter of 2016. This increase was primarily due to $38.7 million in net sales previously recognized by reporting units that are now part of LSC and Donnelley Financial and $13.8 million from the 2016 acquisition of Precision Dialogue, partially offset by a $9.3 million unfavorable impact from changes in foreign exchange rates and a $2.3 million reduction related to dispositions completed in 2016. Excluding the impact of these items, consolidated net organic sales declined 0.7%. Net volume growth in the Strategic Services and International segments and favorable changes in fuel surcharges were more than offset by lower postage pass through sales in the Strategic Services segment, modest price erosion across all segments and net volume declines in the Variable Print segment.

Gross profit in the first quarter of 2017 was $327.8 million or 19.6% of net sales versus $332.5 million or 20.2% of net sales in the prior year quarter. Continued cost reductions were more than offset by modest price pressure in most reporting units and unfavorable mix.

Selling, general and administrative expenses (“SG&A”) of $222.7 million, or 13.3% of net sales, in the first quarter of 2017 decreased from $229.3 million, or 13.9% of net sales, in the prior year. The current period included benefits from cost reduction initiatives while the prior year period included higher legal expenses and allocated costs from the pre-spin entity.  Partially offsetting these items were higher variable compensation expense in all segments and lower pension and other postretirement benefits income in the current year.

Income from operations of $47.4 million in the first quarter decreased by $10.2 million from $57.6 million reported in the 2016 quarter. A $12.3 million gain from the sale of two businesses in the first quarter of 2016 and higher restructuring charges in 2017 contributed to the decrease. Non-GAAP income from operations of $58.6 million, or 3.5% of net sales, increased $7.4 million from $51.2 million, or 3.1% of net sales, reported in the prior year period as lower SG&A and depreciation and amortization expense more than offset lower gross profit.

Net loss attributable to common stockholders from continuing operations was $50.1 million in the first quarter compared to net earnings of $3.6 million in the first quarter of 2016. The 2017 results included a loss of $51.6 million related to the sale of the Company’s equity interest in LSC. In addition, the 2017 effective tax rate was significantly lower than 2016 primarily due to a valuation allowance recorded in conjunction with the disposition of the LSC stock. Non-GAAP net earnings attributable to common stockholders from continuing operations was $10.0 million, an increase of $11.1 million compared to a net loss of $1.1 million in the first quarter of 2016, primarily driven by higher income from operations and a lower effective tax rate primarily due to a favorable tax rate change obtained in Asia.

First quarter 2017 diluted loss per share attributable to common stockholders from continuing operations was $0.71 compared to diluted earnings per share of $0.05 from the first quarter of 2016. Non-GAAP diluted earnings per share attributable to common stockholders from continuing operations increased $0.16 to $0.14 in 2017 from a diluted loss per share of $0.02 in 2016.

Key financial highlights by segment include:

	Variable Print		Strategic Services		International		Corporate
	Three Months Ended March 31,		Three Months Ended March 31,		Three Months Ended March 31,		Three Months Ended March 31,
($ in millions)	2017	2016	2017	2016	2017	2016	2017	2016

Net sales	$777.1	780.1	424.6	384.5	474.6	481.0	—	—
Income (loss) from operations	43.8	53.8	3.8	3.1	16.9	37.0	(17.1)	(36.3)
Operating margin %	5.6%	6.9%	0.9%	0.8%	3.6%	7.7%	nm	nm

Non-GAAP income (loss) from operations (1)	44.8	55.1	5.8	3.5	21.4	26.6	(13.4)	(34.0)
Non-GAAP operating margin % (1)	5.8%	7.1%	1.4%	0.9%	4.5%	5.5%	nm	nm

(1) Refer to page 10 for GAAP to Non-GAAP reconciliations by segment

VARIABLE PRINT:

Net sales decreased 0.4% from the first quarter of 2016 as net sales from the digital print and inserting operations of Precision Dialogue and volume increases in the Commercial and Digital Print reporting unit were more than offset by volume declines in the segment’s other reporting units and modest price erosion throughout the segment.

Income from operations was down $10.0 million versus the prior year first quarter. Non-GAAP income from operations was down $10.3 million versus the first quarter of 2016 primarily due to modest price declines, higher actual costs in the current period versus allocated costs from the pre-spin entity in the prior year period and unfavorable mix.

STRATEGIC SERVICES:

Net sales in the quarter increased 10.4% from the first quarter of 2016. Net sales in 2017 included $35.9 million related to sales previously recognized by reporting units that are now part of LSC and Donnelley Financial, volume increases in the Sourcing and Logistics reporting units, an increase in fuel surcharges of $9.1 million and net sales from Precision Dialogue’s data analytics services offering. Partially offsetting these increases were lower postage pass through sales of $25.0 million, volume declines within Digital and Creative Solutions and modest price declines.

Income from operations was up $0.7 million compared to the prior year quarter. Non-GAAP income from operations was up $2.3 million versus the first quarter of 2016 as the impact of higher net sales and productivity improvements more than offset modest price declines.

INTERNATIONAL:

Net sales declined 1.3% from the first quarter of 2016 primarily due to significant volume increases in the Asia reporting unit which were more than offset by volume declines in the Global Turnkey Solutions, Canada and Business Process Outsourcing reporting units, an unfavorable impact of changes in foreign exchange rates and modest price pressure.

Income from operations declined $20.1 million compared to the prior year quarter which included a gain of $12.3 million on the disposition of two businesses. Non-GAAP income from operations decreased $5.2 million as compared to the first quarter of 2016 primarily due to unfavorable mix and higher actual costs in the current period versus allocated costs from the pre-spin entity in the prior year period which more than offset lower depreciation and amortization expense.

CORPORATE:

Unallocated corporate expenses were down $19.2 million versus the prior year quarter. Non-GAAP unallocated corporate expenses were down $20.6 million from the first quarter of 2016. The prior year period included higher allocated costs from the pre-spin entity and an $8.0 million legal settlement.  Benefits in the current year from cost reduction initiatives were partially offset by lower pension and other postretirement benefits income.

Other Highlights

Cash used in operations in the first quarter was $18.6 million compared to $192.8 million in the prior year quarter. Capital expenditures in the first quarter were $26.1 million versus $48.1 million in the prior year quarter which included $17.7 million related to discontinued operations.  Prior year cash flow amounts include the activities of LSC and Donnelley Financial and have not been restated.

As of March 31, 2017, cash on hand was $244.3 million and total debt outstanding was $2.25 billion, including $40.0 million drawn against the credit facility. Availability under the credit facility was $458.2 million at March 31, 2017.

During March 2017, the Company completed the disposition of its equity interest in LSC and used the net proceeds of $121.4 million to pay down borrowings under the credit facility.  As previously announced, the Company plans to dispose of its 19.25% equity interest in Donnelley Financial and use the net proceeds to reduce debt during 2017.

2017 Full Year Guidance

	Current Guidance	Previous Guidance
	May 2, 2017	February 28, 2017
Net sales	$6.80 billion to $7.00 billion	$6.80 billion to $7.00 billion
Non-GAAP adjusted EBITDA(1)	$475 million to $505 million	$475 million to $505 million
Non-GAAP income from operations(1)	$275 million to $300 million	$275 million to $300 million
Depreciation and amortization	$200 million to $205 million	$200 million to $205 million
Interest expense	$175 million to $180 million	$175 million to $180 million
Non-GAAP effective tax rate(1)	24% to 25%	32% to 33%
Non-GAAP diluted EPS(1)	$1.00 to $1.30	$0.90 to $1.20
Capital expenditures	$100 million to $115 million	$100 million to $115 million
Cash flow from operations	$230 million to $280 million	$220 million to $270 million

(1)

Certain components of the guidance given in the table above are provided on a non-GAAP basis only, without providing a reconciliation to guidance provided on a GAAP basis.  Information is presented in this manner, consistent with SEC rules, because the preparation of such a reconciliation could not be accomplished without "unreasonable efforts."  The Company does not have access to certain information that would be necessary to provide such a reconciliation, including non-recurring items and other items that are not indicative of the Company's ongoing operations.  Such items include, but are not limited to, restructuring charges, impairment charges, spinoff-related transaction expenses, pension settlement charges, acquisition-related expenses, gains or losses on investments and business disposals, losses on debt extinguishment and other similar gains or losses not reflective of the Company's ongoing operations.  The Company does not believe that excluding such items is likely to be significant to an assessment of the Company's ongoing operations, given that such excluded items are not indicators of business performance.

Conference Call

RRD will host a conference call and simultaneous webcast to discuss its fourth quarter results Wednesday, May 3, 2017 at 9:00 a.m. Eastern Time (8:00 a.m. Central Time). The live webcast will be accessible on RRD's web site: www.rrdonnelley.com. Individuals wishing to participate must register in advance at this link. After registering, participants will receive dial-in numbers, a passcode, and a personal identification number (PIN) that is used to uniquely identify their presence and automatically join them into the audio conference. A webcast replay will be archived on the Company's web site until May 2, 2018. In addition, a telephonic replay of the call will be available until June 2, 2017 at 630.652.3042, passcode 9199776#.

About RRD

RRD is a leading global provider of multichannel solutions for marketing and business communications. With more than 50,000 customers and 43,000 employees across 34 countries, RRD offers a comprehensive portfolio of capabilities, experience and scale that enables organizations around the world to effectively create, manage and execute their multichannel communications strategies.

For more information, visit the Company's web site at www.rrdonnelley.com.

Use of non-GAAP Information

This news release contains non-GAAP financial measures, including non-GAAP SG&A, non-GAAP Operating Income, non-GAAP Adjusted EBITDA, non-GAAP effective tax rate, non-GAAP net earnings, non-GAAP diluted EPS and non-GAAP organic net sales. The Company believes that these non-GAAP measures, when presented in conjunction with comparable GAAP measures, provide useful information about its operating results and enhance the overall ability to assess the Company’s financial performance.  These measures should be considered in addition to, and not as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. RR Donnelley uses these non-GAAP measures, together with other measures of performance under GAAP, to compare the relative performance of operations in planning, budgeting and reviewing the performance of its business. Additional information relating to the adjustments for the non-GAAP SG&A, non-GAAP Operating Income, non-GAAP Adjusted EBITDA, non-GAAP effective tax rate, non-GAAP net earnings, non-GAAP diluted EPS and non-GAAP organic net sales for RR Donnelley is set forth in the attached schedules.

Use of Forward-Looking Statements

This news release includes certain “forward-looking statements” within the meaning of, and subject to the safe harbor created by, Section 21E of the Securities Exchange Act of 1934, as amended, with respect to the business, strategy and plans of the Company and its expectations relating to future financial condition and performance. These statements include all those under the column labeled “Full Year 2017 Guidance” in the table included under the “2017 Guidance” section. Statements that are not historical facts, including statements about RR Donnelley management’s beliefs and expectations, are forward-looking statements. Words such as “believes,” “anticipates,” “estimates,” “expects,” “intends,” “aims,” “potential,” “will,” “would,” “could,” “considered,” “likely,” “estimate” and variations of these words and similar future or conditional expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements. While RR Donnelley believes these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond RR Donnelley’s control. By their nature, forward-looking statements involve risk and uncertainty because they relate to events and depend upon future circumstances that may or may not occur. Actual results may differ materially from RR Donnelley’s current expectations depending upon a number of factors affecting the business and risks associated with the performance of the business. These factors include such risks and uncertainties detailed in RR Donnelley’s periodic public filings with the SEC, including but not limited to those discussed under the “Risk Factors” section in RR Donnelley’s Form 10-K for the fiscal year ended December 31, 2016, and other filings with the SEC and in other investor communications of RR Donnelley from time to time. RR Donnelley does not undertake to and specifically declines any obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect future events or circumstances after the date of such statement or to reflect the occurrence of anticipated or unanticipated events.

Investor Contact:

Brian Feeney, Senior Vice President, Investor Relations

Telephone: 630-322-6908

E-mail: brian.feeney@rrd.com

Source: RR Donnelley

R. R. Donnelley & Sons Company
Condensed Consolidated Statements of Operations
For the Three Months Ended March 31, 2017 and 2016
(UNAUDITED)
(in millions, except per share data)

	For the Three Months Ended March 31,
	2017	2016
Total net sales	$1,676.3	$1,645.6

Total cost of sales (1)	1,348.5	1,313.1

Total gross profit (1)	327.8	332.5
Selling, general and administrative expenses (SG&A) (1)	222.7	229.3
Restructuring, impairment and other charges - net	9.1	5.3
Depreciation and amortization	48.6	52.6
Other operating income	—	(12.3)
Income from operations	47.4	57.6
Interest expense - net	48.3	50.4
Investment and other expense (income) - net	48.7	(0.1)
Net earnings (loss) before income taxes	(49.6)	7.3
Income tax expense	0.2	3.4
Net earnings (loss) from continuing operations	(49.8)	3.9
Net earnings from discontinued operations, net of income taxes (2)	—	36.2
Net earnings (loss)	(49.8)	40.1
Less: Income attributable to noncontrolling interests	0.3	0.3
Net earnings (loss) attributable to RRD common stockholders	$(50.1)	$39.8

Basic net earnings (loss) per share attributable to RRD common stockholders:
Continuing operations	$(0.71)	$0.05
Discontinued operations	—	0.52
Net earnings (loss) attributable to RRD stockholders	(0.71)	0.57

Diluted net earnings (loss) per share attributable to RRD common stockholders:
Continuing operations	$(0.71)	$0.05
Discontinued operations	—	0.52
Net earnings (loss) attributable to RRD common stockholders	(0.71)	0.57

Weighted average common shares outstanding:
Basic	70.1	69.9
Diluted	70.1	70.3

Additional information:
Gross margin (1)	19.6%	20.2%
SG&A as a % of total net sales (1)	13.3%	13.9%
Operating margin	2.8%	3.5%
Effective tax rate	(0.4%)	46.6%

(1) Exclusive of depreciation and amortization
(2) Operating results from Donnelley Financial and LSC are classified as discontinued operations for all periods presented.

R. R. Donnelley & Sons Company
Condensed Consolidated Balance Sheets
As of March 31, 2017 and December 31, 2016
(UNAUDITED)
(in millions, except per share data)

	3/31/2017	12/31/2016
Assets

Cash and cash equivalents	$244.3	$317.5
Receivables, less allowances for doubtful accounts	1,268.9	1,354.4
Inventories	375.9	379.6
Prepaid expenses and other current assets	128.5	136.7
Investments in LSC & Donnelley Financial	120.4	328.7
Total Current Assets	2,138.0	2,516.9
Property, plant and equipment - net	637.0	650.3
Goodwill	603.1	602.0
Other intangible assets - net	164.5	171.9
Deferred income taxes	114.2	108.9
Other noncurrent assets	250.5	234.7
Total Assets	$3,907.3	$4,284.7

Liabilities

Accounts payable	884.8	1,001.2
Accrued liabilities	515.1	541.7
Short-term and current portion of long-term debt	12.4	8.2
Total Current Liabilities	1,412.3	1,551.1
Long-term debt	2,234.9	2,379.2
Pension liabilities	115.6	119.4
Other postretirement benefits plan liabilities	131.3	134.1
Other noncurrent liabilities	187.3	193.1
Total Liabilities	$4,081.4	$4,376.9

Equity

Common stock, $0.01 par value	0.9	0.9
Authorized: 165.0 shares;
Issued: 89.0 shares in 2017 and 2016

Additional paid-in capital	3,448.1	3,468.5
Accumulated deficit	(2,215.2)	(2,155.4)
Accumulated other comprehensive loss	(78.5)	(55.7)
Treasury stock, at cost, 19.0 shares in 2017 (2016 - 19.1 shares)	(1,343.4)	(1,364.0)
Total RRD stockholders' equity	(188.1)	(105.7)
Noncontrolling interests	14.0	13.5
Total Equity	$(174.1)	$(92.2)
Total Liabilities and Equity	$3,907.3	$4,284.7

R. R. Donnelley & Sons Company
Condensed Consolidated Statements of Cash Flows
For the Three Months Ended March 31, 2017 and 2016
(UNAUDITED)
(in millions)

	2017	2016

Net earnings (loss)	$(49.8)	$40.1
Adjustment to reconcile net earnings to net cash used in operating activities	103.3	83.4
Changes in operating assets and liabilities	(67.2)	(308.3)
Pension and other postretirement benefits plan contributions	(4.9)	(8.0)
Net cash used in operating activities	$(18.6)	$(192.8)

Capital expenditures	(26.1)	(48.1)
All other cash provided by investing activities	121.6	18.6
Net cash provided by (used in) investing activities	$95.5	$(29.5)

Net cash (used in) provided by financing activities	$(151.4)	$92.0

Effect of exchange rate on cash and cash equivalents	1.3	4.4

Net decrease in cash and cash equivalents	$(73.2)	$(125.9)

Cash and cash equivalents at beginning of period	317.5	389.6

Cash and cash equivalents at end of period	$244.3	$263.7

R.R. Donnelley & Sons Company
Reconciliation of GAAP to Non-GAAP Measures
For the Three Months Ended March 31, 2017 and 2016
(UNAUDITED)
(in millions, except per share data)

	For the Three Months Ended March 31, 2017						For the Three Months Ended March 31, 2016
	SG&A	Income from operations	Investment and other expense (income) - net	Income tax expense	Continuing Operations - Net (loss) earnings attributable to common stockholders	Net (loss) earnings attributable to common stockholders per diluted share	SG&A	Income from operations	Income tax expense	Continuing Operations - Net (loss) earnings attributable to common stockholders	Net (loss) earnings attributable to common stockholders per diluted share
GAAP basis measures	$222.7	$47.4	$48.7	$0.2	$(50.1)	$(0.71)	$229.3	$57.6	$3.4	$3.6	$0.05

Non-GAAP adjustments:
Restructuring charges - net (2)	—	8.0	—	1.4	6.6	0.08	—	6.4	(0.7)	7.1	0.10
Impairment charges - net (2)	—	0.5	—	0.1	0.4	0.01	—	(1.6)	(1.1)	(0.5)	(0.01)
Other charges (2)	—	0.6	—	0.1	0.5	0.01	—	0.5	(0.1)	0.6	0.01
Spinoff-related transaction expenses (3)	(2.1)	2.1	—	0.8	1.3	0.02	—	—	—	—	—
Acquisition-related expenses (4)	—	—	—	—	—	—	(0.6)	0.6	0.2	0.4	0.01
Net loss on investments (5)	—	—	(50.3)	(1.0)	51.3	0.73	—	—	—	—	—
Gain on disposal of businesses (6)	—	—	—	—	—	—	—	(12.3)	—	(12.3)	(0.18)
Total Non-GAAP adjustments	(2.1)	11.2	(50.3)	1.4	60.1	0.85	(0.6)	(6.4)	(1.7)	(4.7)	(0.07)
Non-GAAP measures	$220.6	$58.6	$(1.6)	$1.6	$10.0	$0.14	$228.7	$51.2	$1.7	$(1.1)	$(0.02)

	2017	2016
GAAP diluted weighted average common shares outstanding	70.1	70.3
Dilutive impact of change in earnings (7)	0.2	(0.4)
Non-GAAP diluted weighted average common shares outstanding	70.3	69.9

Additional non-GAAP information:	2017	2016
SG&A as a % of total net sales (1)	13.2%	13.9%
Operating margin	3.5%	3.1%
Effective tax rate	13.4%	188.9%

1)	Exclusive of depreciation and amortization.
2)

Restructuring, impairment and other charges - net: charges incurred in the first quarter of 2017 included pre-tax charges of $6.4 million for employee termination costs; $1.6 million of lease termination and other restructuring costs; $0.6 million for multi-employer pension plan withdrawal obligations unrelated to facility closures; and $0.5 million of impairment charges related to equipment. Charges incurred in the first quarter of 2016 included pre-tax charges of $4.9 million for employee termination costs; $1.6 million for a net gain on the sale of previously impaired other long-lived assets, partially offset by impairment charges related to buildings and machinery and equipment associated with facility closures; $1.5 million of lease termination and other restructuring costs; and $0.5 million of other charges for multi-employer pension plan withdrawal obligations unrelated to facility closures.

3)	Spinoff-related transaction expenses: included charges related to consulting and other expenses for the three months ended March 31, 2017 associated with the 2016 spinoff transactions.
4)	Acquisition-related expenses: included charges related to legal, accounting and other expenses for the three months ended March 31, 2016 associated with contemplated or completed acquisitions.
5)

Net loss on investments: included a pre-tax loss of $51.6 million ($51.6 million after-tax) resulting from the sale of the Company’s investment in LSC, partially offset by a pre-tax gain of $1.3 million ($0.3 million after-tax) related to the Company’s affordable housing investments during the three months ended March 31, 2017.

6)	Gain on dispositions of businesses: included a gain on the sale of businesses within the International segment during the three months ended March 31, 2016.
7)

Dilutive impact of change in earnings: in periods when the Company is in a net loss from continuing operations, share-based awards are excluded from the calculation of earnings per share as their inclusion would have an anti-dilutive effect. In the first quarter of 2017, the Company had a net loss on a GAAP basis and thus did not include the dilutive impact of share-based awards in the calculation of earnings per share but had net earnings on a Non-GAAP basis and therefore included the impact of the dilutive share-based awards in the calculation of earnings per share. In the first quarter of 2016, the Company had net earnings from continuing operations on a GAAP basis and thus included the impact of the dilutive share-based awards in the calculation of earnings per share but had a net loss from continuing operations on a Non-GAAP basis and therefore did not include the dilutive impact of share-based awards in the calculation of earnings per share.

R. R. Donnelley & Sons Company
Segment GAAP to Non-GAAP Operating Income and Non-GAAP Adjusted EBITDA and Margin Reconciliation
For the Three Months Ended March 31, 2017 and 2016
(UNAUDITED)
(in millions)

	Variable Print	Strategic Services	International	Corporate	Consolidated
For the Three Months Ended March 31, 2017
Net sales	$777.1	$424.6	$474.6	$—	$1,676.3
Income (loss) from operations	43.8	3.8	16.9	(17.1)	47.4
Operating margin %	5.6%	0.9%	3.6%	nm	2.8%

Non-GAAP Adjustments
Restructuring charges - net	0.5	1.4	4.5	1.6	8.0
Impairment charges - net	—	0.5	—	—	0.5
Other charges	0.5	0.1	—	—	0.6
Spinoff-related transaction expenses	—	—	—	2.1	2.1
Total Non-GAAP adjustments	1.0	2.0	4.5	3.7	11.2

Non-GAAP income (loss) from operations	$44.8	$5.8	$21.4	$(13.4)	$58.6
Non-GAAP operating margin %	5.8%	1.4%	4.5%	nm	3.5%

Depreciation and amortization	29.2	4.2	13.9	1.3	48.6
Non-GAAP Adjusted EBITDA	$74.0	$10.0	$35.3	$(12.1)	$107.2
Non-GAAP Adjusted EBITDA margin %	9.5%	2.4%	7.4%	nm	6.4%

For the Three Months Ended March 31, 2016
Net sales	$780.1	$384.5	$481.0	$—	$1,645.6
Income (loss) from operations	53.8	3.1	37.0	(36.3)	57.6
Operating margin %	6.9%	0.8%	7.7%	nm	3.5%

Non-GAAP Adjustments
Restructuring charges - net	1.0	0.3	4.7	0.4	6.4
Impairment charges - net	(0.1)	—	(2.8)	1.3	(1.6)
Other charges	0.4	0.1	—	—	0.5
Acquisition-related expenses	—	—	—	0.6	0.6
Net gain on disposition of businesses	—	—	(12.3)	—	(12.3)
Total Non-GAAP adjustments	1.3	0.4	(10.4)	2.3	(6.4)

Non-GAAP income (loss) from operations	$55.1	$3.5	$26.6	$(34.0)	$51.2
Non-GAAP operating margin %	7.1%	0.9%	5.5%	nm	3.1%

Depreciation and amortization	29.9	4.6	17.0	1.1	52.6
Non-GAAP Adjusted EBITDA	$85.0	$8.1	$43.6	$(32.9)	$103.8
Non-GAAP Adjusted EBITDA margin %	10.9%	2.1%	9.1%	nm	6.3%

R.R. Donnelley & Sons Company
Reconciliation of Reported to Organic Net Sales
For the Three Months Ended March 31, 2017
(UNAUDITED)
(in millions)

Reported net sales change	1.9%
Less:
Impact of acquisitions (1)	1.0%
Year-over-year impact of changes in foreign currency (FX) rates	(0.6%)
Year-over-year impact of dispositions (2)	(0.1%)
Year-over-year impact of new sales under the Commercial Agreements (3)	2.3%

Net organic sales change (4)	(0.7%)
(1)

The reported results of the Company include the results of acquired businesses from the acquisition date forward.  To calculate the impact of the acquisition of Precision Dialogue in August of 2016, the Company has calculated pro forma net sales as if the acquisition took place on January 1, 2016 for the purposes of this schedule. This resulted in the addition of $14.8 million of net sales in 2016.

(2)	Adjusted for net sales of disposed businesses: Entities within International segment in the first and third quarters of 2016.
(3)	Adjusted for new sales as a result of the Commercial Agreements entered into in conjunction with the spinoff transactions.
(4)	Adjusted for net sales of acquired and disposed businesses, new sales under the Commercial agreements and the impact of changes in FX rates.

R.R. Donnelley & Sons Company
Reconciliation of GAAP Net Earnings (Loss) to Non-GAAP Adjusted EBITDA
For the Three Ended March 31, 2017 and 2016
(UNAUDITED)
(in millions)

	For the Three Months Ended March 31,
	2017	2016

GAAP net earnings (loss) attributable to RRD common stockholders	$(50.1)	$39.8

Adjustments
Less: earnings from discontinued operations, net of tax	—	(36.2)
Income attributable to noncontrolling interests	0.3	0.3
Income tax expense	0.2	3.4
Interest expense - net	48.3	50.4
Investment and other expense (income)- net	48.7	(0.1)
Depreciation and amortization	48.6	52.6
Restructuring, impairment and other charges - net	9.1	5.3
Spinoff-related transaction costs	2.1	—
Acquisition-related expenses	—	0.6
Net gain on dispositions of businesses	—	(12.3)
Total Non-GAAP adjustments	157.3	64.0

Non-GAAP adjusted EBITDA from continuing operations	$107.2	$103.8

Net sales	$1,676.3	$1,645.6
Non-GAAP adjusted EBITDA margin %	6.4%	6.3%